EXHIBIT 3.1

Certificate of Change filed Pursuant to NRS 78.209 for Nevada Profit Corporations

1.	Name of corporation: China Shoe Holdings, Inc.
2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of shareholders.
3.	The current number of authorized shares and the par value, if any, of each class or series of shares before the change: 300,000,000 common shares at $0.001 par value
4.	The current number of authorized shares and the par value, if any, of each class or series of shares after the change: 2,000,000,000 common shares at $0.001 par value
5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each share of the same class or series: None
6.
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:  None

7.	Effective date of filing: NA
8.	Signature

/s/ Gu Xianzhong  Title: President  12/26/2008